Exhibit (d)(24)

AMENDMENT NO. 1

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Mutual Funds)

Amendment No. 1 to INVESTMENT SUBADVISORY AGREEMENT, dated as of February 29, 2008 (the “Agreement”), by and among Thrivent Asset Management, LLC, Thrivent Mutual Funds, and Aberdeen Asset Management Investment Services Ltd. (“AAMISL”).

The Agreement is hereby amended, effective as of March 1, 2012, as a result of the reorganization of AAMISL, which merged into Aberdeen Asset Managers Limited (“AAML”). AAML is now the sub-adviser (“Sub-adviser”) to the Thrivent Partner Worldwide Allocation Fund.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT ASSET MANAGEMENT, LLC

By: /s/ Russell W. Swansen
Name: Russell W. Swansen
Title: President

THRIVENT MUTUAL FUNDS

By: /s/ Russell W. Swansen
Name: Russell W. Swansen
Title: President

ABERDEEN ASSET MANAGERS LIMITED

By: /s/ Gary Marshall
Name: Gary Marshall
Title: Director

EXHIBIT A

TO

DISTRIBUTION AGREEMENT

(Effective August 31, 2012)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Moderately Aggressive Allocation Fund
3.	Thrivent Moderate Allocation Fund
4.	Thrivent Moderately Conservative Allocation Fund
5.	Thrivent Natural Resources Fund
6.	Thrivent Partner Small Cap Growth Fund
7.	Thrivent Partner Small Cap Value Fund
8.	Thrivent Small Cap Stock Fund
9.	Thrivent Mid Cap Growth Fund
10.	Thrivent Partner Mid Cap Value Fund
11.	Thrivent Mid Cap Stock Fund
12.	Thrivent Partner Worldwide Allocation Fund
13.	Thrivent Large Cap Growth Fund
14.	Thrivent Large Cap Value Fund
15.	Thrivent Large Cap Stock Fund
16.	Thrivent Partner Emerging Markets Equity Fund
17.	Thrivent Equity Income Plus Fund
18.	Thrivent Balanced Fund
19.	Thrivent High Yield Fund
20.	Thrivent Diversified Income Plus Fund
21.	Thrivent Municipal Bond Fund
22.	Thrivent Income Fund
23.	Thrivent Core Bond Fund
24.	Thrivent Government Bond Fund
25.	Thrivent Limited Maturity Bond Fund
26.	Thrivent Money Market Fund

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